Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Urstadt Biddle Properties Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum aggregate offering price	Fee Rate	Amount of registration fee
Equity	Common Stock, par value $0.01 per share	Other	1,000,000	$15.56(2)	$15,560,000	0.00011020	$1,714.71
Equity	Class A Common Stock, par value $0.01 per share	Other	1,000,000	$17.07(3)	$17,070,000	0.00011020	$1,881.11
Total Offering Amounts					$32,630,000		$3,595.83
Total Fee Offsets							$0.00
Net Fee Due							$3,595.83

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock and Class A Common Stock of the Registrant that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase in the number of outstanding shares of common stock of the Registrant.

(2)
Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low sale prices of the Common Stock of the Registrant reported on the New York Stock Exchange on March 22, 2023.

(3)
Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low sale prices of the Class A Common Stock of the Registrant reported on the New York Stock Exchange on March 22, 2023.